LATVIA
LITHUANIA
RUSSIA
BELARUS
POLAND
UKRAINE
CZECH REPUBLIC
SLOVAK REPUBLIC
AUSTRIA
HUNGARY
ROMANIA
SLOVENIA
CROATIA
BULGARIA
Black Sea
GREECE

CME

Nova TV Croatia
Development Plan
August 2005

Safe Harbor Statement
This presentation contains forward-looking statements regarding the effect of additional investment by us in Croatia. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting the information presented here could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the rate of development of advertising in Croatia, our ability to acquire programming and ability to attract audiences, modifications to the general regulatory environment following EU accession and the application of relevant laws and regulations, and general market and economic conditions there as well as in Europe in general

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Value creation
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Financial plan
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Timetable
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2005 progress report
Contents

Nova TV Croatia Development Plan – Value Creation
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Utilize management resources from the successful team in Slovenia to enhance the development of Nova TV Croatia
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Follow the path to profitability that every other CME station took following their own launch
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Create value that exceeds the purchase price plus incremental losses

Timetable
Financial Plan
Investment to increase share
Achieve 30% advertising market share
EBITDA* breakeven
EBITDA* positive
Funding breakeven
2005
2006
2007
2008
Event
2005           24.0 – 26.0      (12.5) – (14.5)        27.0 – 29.0
2006           35.5 – 37.5      (10.0) – (12.0)        15.0 – 17.0
2007           45.0 – 47.0       (1.0)  –  1.0              7.0 –   9.0
2008           52.0 – 54.0       4.0   –  6.0                2.5 –   4.5
2009           59.0 – 61.0       9.0  – 11.0                      –
 US$m            Revenue          EBITDA*               Funding
✓
✓
✓
2009
✓
✓
✓
✓
* EBITDA is the primary financial measure that we use to evaluate segment performance. Nova TV Croatia is an operating segment under the definition in FASB No. 131. Accordingly, no reconciliation is being provided.
Nova TV Croatia Development Plan - Financial Plan
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Total expected investment of approximately $90m including purchase price and subsequent funding
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Higher investment now to grow audience and advertising market share significantly in 2005 and
2006
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Achieve 30% advertising market share by 2007
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EBITDA* breakeven achieved during 2007
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EBITDA* positive from 2008 onwards
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Cash positive from 2009

Progress to Date
Nova TV has demonstrated an ability to successfully compete in the market
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Locally made series Nasa Mala Klinika achieving over 45% audience share (18 – 49 year olds)
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Locally made series Bomerang achieving over 27% audience share (18 – 49 year olds)
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Nova TV News ratings have increased by 15% since acquisition in July 2004
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Technical coverage improved to 87% of the country
Nova TV Croatia is forecast to meet 2005 revenue targets
Build on current programming successes
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Launch of locally made series ‘The Bar’ in August with further series to follow in 2006
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Leverage CME buying influence to obtain quality acquired programming
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Continue to improve technical coverage. Target of 90% by September 2005
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Increase on and off air promotional activities
Studio relocation
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New studio facility to allow upgrade in news and locally made programming
Balance of 2005

Nova TV Croatia Development Plan – 2005 Progress Report